Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 65 to Registration Statement No. 002-83295 on Form N-1A of our report dated March 12, 2013 relating to the financial statements and financial highlights of Fidelity New York Municipal Income Fund, a fund of Fidelity New York Municipal Trust, appearing in the Annual Report on Form N-CSR of Fidelity New York Municipal Trust for the year ended January 31, 2013, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 26, 2013